Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2024 relating to the consolidated financial statements POET Technologies, Inc. (the “Company”) appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2024.

Hartford, CT

September 22, 2025